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EXHIBIT NO. 23.2

The Board of Directors
Transmeridian Exploration, Inc.

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2003, with respect to the consolidated balance sheets of Transmeridian Exploration, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001 and for the period from inception to December 31, 2002, which report is included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002.

/s/ John A. Braden & Company, P.C. John A. Braden & Company, P.C.
Houston, Texas May 28, 2003

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  EXHIBIT NO. 23.2